Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:
Mark C. Layton	Todd Fromer / Anne Donohoe
Senior Partner and Chief Executive Officer	Investor Relations / Media Relations
Or Thomas J. Madden	KCSA Worldwide
Senior Partner and Chief Financial Officer	(212) 896-1215 / (212) 896-1261
(972) 881-2900	tfromer@kcsa.com / adonohoe@kcsa.com
PFSweb Reports Third Quarter Financial Results
- - -
eCOST.com Integration Efforts Nearly Completed
PLANO, Texas, November 14, 2006 — PFSweb, Inc. (Nasdaq:PFSW), a global provider of business process outsourcing (“BPO”) solutions for both on-line and traditional commerce, today announced its financial results for the three and nine-month periods ended September 30, 2006.
Total reported revenue for the three months ending September 30, 2006 totaled $94.3 million, compared to $81.5 million for the same period last year. Service Fee revenue in the third quarter of 2006 was $15.6 million, compared to $14.9 million for the third quarter of 2005. Supplies Distributors revenue was $55.9 million in the third quarter of 2006, compared to $62.3 million for the third quarter of 2005. Revenue from the Company’s recently acquired wholly owned subsidiary, eCOST.com, was $16.7 million in the third quarter of 2006. eCOST.com reported $38.2 million of revenue for the same period last year prior to the February 1, 2006 merger. On a pro forma basis, total revenues including eCOST.com for the same period last year was $119.7 million.
“Our third quarter results show continuing strong performance and solid EBITDA financial contribution from our PFS Service Fee and Supplies Distributors divisions. As previously disclosed, our third quarter results were burdened significantly by events in our eCOST.com division. These events included costs required to complete the major portion of the operational integration and IT system conversion activities as well as costs we incurred for certain fraudulent credit card activity during the ERP systems integration process resulting in higher than normal chargebacks. We believe we have now completed the ‘heavy lifting’ portion of the transition and integration activities for eCOST.com and dramatically improved our control over credit card fraud and we are now prepared to focus eCOST.com on a march towards growth and profitability,” stated Mark Layton, Chief Executive Officer of PFSweb.

Additional consolidated financial information for PFSweb for the three months ending September 30, 2006 compared to the year-earlier period includes:
•	Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) was $(0.7) million versus $1.9 million in the prior year. Excluding eCOST.com’s operations, EBITDA was $3.0 million, an increase of $1.0 million over the same period last year.

•	Net loss for the 2006 third quarter was $3.3 million, or $0.07 per basic and diluted share, compared to a net loss of $0.5 million, or $0.02 per basic and diluted share for the prior year’s period. Excluding eCOST.com, net income for the PFS Service Fee and Supplies Distributors businesses was $0.6 million, an increase of $1.1 million over the third quarter of last year.

•	Net loss for eCOST.com for the period was $3.9 million. Excluding $1.2 million applicable to our previously disclosed, unusually high fraudulent credit card activity in conjunction with our system conversion, and $0.5 million applicable to integration related expenses, eCOST.com’s net loss was $2.2 million for the third quarter. This represents an improvement of approximately $1.0 million as compared to a similarly adjusted net loss result for the June 2006 period, which reflected $0.4 million of integration costs and $0.7 million of excess fraudulent credit card activity.

•	Total merchandise sales totaled approximately $719 million.

•	Total cash, cash equivalents and restricted cash totaled $15.3 million as of September 30, 2006.
“We made positive strides in each of our three business divisions this quarter. First, our PFS Service Fee and Supplies Distributors divisions remain collectively profitable and we continued to win new service contracts in the third quarter. During 2006 we modified our marketing focus towards web merchants in the Internet 500 and to technology/consumer electronics manufacturers. Through these efforts, we have increased our market penetration and experienced greater success in converting sales leads into client wins. During the year, we signed new services contracts, including the expansion of existing client relationships, with estimated annual service fees of approximately $12 million upon full implementation, based on current client projections. Many of these contracts are already operational with the remainder expected to be operational during the first half of 2007. We believe our ability to perform at a very high quality level with steady margins combined with a healthy sales pipeline of approximately $30 million should result in stable levels of growth for our PFS Service Fee business. In addition, while our product revenue for the Supplies Distributors segment declined this quarter as compared to the same period of the prior year, this decrease was primarily due to the timing of vendor promotional activity, and we expect annual revenue to remain relatively consistent with the prior year.”
Layton continued, “We are pleased to announce that during the quarter we have nearly completed the integration of our eCOST division, successfully overcoming many substantial business and financial challenges that eCOST.com has faced. When adjusted for lower revenue levels, we also achieved all of the projected cost savings from the integration activity that we sought going into the merger. With the business generally stabilized, service improving and costs under control, we are now shifting our focus to growth and driving profitability. eCOST.com’s financial performance improved month-to-month during the third quarter and we experienced improved revenue and continued bottom line improvement in overall financial performance in the month of October. We have a number of projects underway to provide further enhancements to the eCOST.com shopping experience and operational excellence and we will release more information on these items as it becomes available.”
“We are excited about our business on every front. We believe the integration of eCOST.com will provide opportunities for many synergies between our world-class distribution capabilities and the unique eCommerce platform that our combined companies offer. With a strong foundation in our services business, we view eCOST.com as an opportunity to drive steady growth and increased value for our shareholders,” Layton concluded.
For eCOST.com’s selected operating data for the three and nine-month periods ended September 30, 2006 and 2005, please see the table below.
Conference Call Information
Management will host a conference call at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) on November 14, 2006 to discuss the latest corporate developments and results. To listen to the call, please dial (800) 922-9655 and enter the pin number (8074730) at least five minutes before the scheduled start time. Investors can also access the call in a “listen only” mode via the Internet at the company’s website, www.pfsweb.com. Please allow extra time prior to the call to visit the site and download any necessary audio software.
A digital replay of the conference call will be available through December 15th at (877) 519-4471 pin number (8074730). The replay also will be available at the company’s web site for a limited time.
Non-GAAP Financial Measures
This news release contains the non-GAAP measures EBITDA and adjusted EBITDA.
EBITDA represents earnings (or losses) before interest, taxes, depreciation, and amortization. Adjusted EBITDA further eliminates the effect of stock-based compensation, merger integration related expenses, a loss on sales transaction and relocation-related costs. EBITDA and adjusted EBITDA is used by management, analysts, investors and other interested parties in evaluating our operating performance compared to that of other companies in our industry, as the calculation of EBITDA and adjusted EBITDA eliminates the effect of financing, income taxes, the accounting effects of capital spending, stock-based compensation and merger related expenses which items may vary from different companies for reasons unrelated to overall operating performance.
Merchandise Sales
Merchandise sales represent the estimated value of all fulfillment activity that flows through PFSweb including whether or not PFSweb is the seller of the merchandise or records the full amount of such sales on its financial statements, excluding service fee revenues that PFSweb might recognize for the underlying sales transactions. PFSweb uses merchandise sales as an operating metric to allow investors to gain a more thorough understanding of its business and business volume, in addition to GAAP net revenue.

About PFSweb, Inc.
PFSweb develops and deploys integrated business infrastructure solutions and fulfillment services for Fortune 1000, Global 2000 and brand name companies, including third party logistics, call center support and e-commerce services. The company serves a multitude of industries and company types, including such clients as Adaptec, Chiasso, FLAVIA(R) Beverage Systems, Hewlett-Packard, International Business Machines, Nokia, Raytheon Aircraft Company, Rene Furterer USA, Roots Canada Ltd., The Smithsonian Institution and Xerox.
Through its wholly owned eCOST.com subsidiary, PFSweb also serves as a leading multi-category online discount retailer of high-quality new, “close-out” and refurbished brand-name merchandise for consumers and small business buyers. The eCOST.com brand markets more than 100,000 different products from leading manufacturers such as Apple, Canon, Citizen, Denon, Hewlett-Packard, Nikon, Onkyo, Seiko, Sony, and Toshiba primarily over the Internet and through direct marketing.
To find out more about PFSweb, Inc. (NASDAQ: PFSW), visit the company’s websites at http://www.pfsweb.com and http://www.ecost.com.
The matters discussed herein consist of forward-looking information under the Private Securities Litigation Reform Act of 1995 and is subject to and involves risks and uncertainties, which could cause actual results to differ materially from the forward-looking information. PFSweb’s Annual Report on Form 10-K and 10-K/A for the year ended December 31, 2005 identifies certain factors that could cause actual results to differ materially from those projected in any forward looking statements made and investors are advised to review the Annual Report and the Risk Factors described therein. These factors include: our ability to retain and expand relationships with existing clients and attract and implement new clients; our reliance on the fees generated by the transaction volume or product sales of our clients; our reliance on our clients’ projections or transaction volume or product sales; our dependence upon our agreements with IBM; our dependence upon our agreements with our major clients; our client mix, their business volumes and the seasonality of their business; our ability to finalize pending contracts; the impact of strategic alliances and acquisitions; trends in the market for our services; trends in e-commerce; whether we can continue and manage growth; changes in the trend toward outsourcing; increased competition; our ability to generate more revenue and achieve sustainable profitability; effects of changes in profit margins; the customer and supplier concentration of our business; the unknown effects of possible system failures and rapid changes in technology; trends in government regulation both foreign and domestic; foreign currency risks and other risks of operating in foreign countries; potential litigation; our dependency on key personnel; the impact of new accounting standards and rules regarding revenue recognition, stock options and other matters; changes in accounting rules or the interpretations of those rules; our ability to raise additional capital or obtain additional financing; our ability and the ability of our subsidiaries to borrow under current financing arrangements and maintain compliance with debt covenants; relationship with and our guarantees of certain of the liabilities and indebtedness of our subsidiaries; whether outstanding warrants issued in a prior private placement will be exercised in the future; the transition costs resulting from our merger with eCOST; our ability to successfully integrate eCOST into our business to achieve the anticipated benefits of the merger: eCOST’s potential indemnification obligations to its former parent; eCOST’s ability to maintain existing and build new relationships with manufacturers and vendors and the success of its advertising and marketing efforts; and eCOST’s ability to increase its sales revenue and sales margin and improve operating efficiencies. PFSweb undertakes no obligation to update publicly any forward-looking statement for any reason, even if new information becomes available or other events occur in the future. There may be additional risks that we do not currently view as material or that are not presently known.
(Tables Follow)

PFSweb, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Operations (A)
(In Thousands, Except Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Revenues:
Product revenue, net	$72,593	$62,284	$252,447	$189,352
Service fee revenue	15,553	14,891	47,681	45,274
Pass-through revenue	6,138	4,317	14,128	13,601

Total revenues	94,284	81,492	314,256	248,227

Costs of revenues:
Cost of product revenue	66,889	57,401	235,698	176,651
Cost of service fee revenue	11,768	10,990	34,513	33,860
Pass-through cost of revenue	6,138	4,317	14,128	13,601

Total costs of revenues	84,795	72,708	284,339	224,112

Gross profit	9,489	8,784	29,917	24,115

Selling, general and administrative expenses	11,124	8,439	33,552	23,343
Stock-based compensation	206	2	686	16
Merger integration expense	486	—	1,129	—
Amortization of identifiable intangibles	204	—	545	—

Total operating expenses	12,020	8,441	35,912	23,359

Income (loss) from operations	(2,531)	343	(5,995)	756
Interest expense, net	557	532	1,505	1,325

Loss before income taxes	(3,088)	(189)	(7,500)	(569)
Income tax expense	221	264	580	644

Net loss	$(3,309)	$(453)	$(8,080)	$(1,213)

Net loss per share:
Basic and Diluted	$(0.07)	$(0.02)	$(0.19)	$(0.05)

Weighted average number of shares outstanding:
Basic and Diluted	46,499	22,488	41,557	22,349

EBITDA (B)	$(687)	$1,938	$(562)	$5,363

Adjusted EBITDA (B)	$5	$3,127	$1,642	$6,760

(A)	The financial data above should be read in conjunction with the audited consolidated financial statements of PFSweb, Inc. included in its Form 10-K and 10-K/A for the year ended December 31, 2005.

(B)	A reconciliation of Net loss to EBITDA and Adjusted EBITDA is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Net loss	$(3,309)	$(453)	$(8,080)	$(1,213)
Income tax provision	221	264	580	644
Interest expense, net	557	532	1,505	1,325
Depreciation and amortization	1,844	1,595	5,433	4,607

EBITDA	$(687)	$1,938	$(562)	$5,363
Stock-based compensation	206	2	686	16
Loss on sales transaction to former eCOST customer	—	—	389	—
Merger related integration expenses	486	—	1,129	—
Relocation-related costs	—	1,187	—	1,381

Adjusted EBITDA	$5	$3,127	$1,642	$6,760

PFSweb, Inc. and Subsidiaries
Consolidated Balance Sheets
(In Thousands, Except Share Data)

	September 30,	December 31,
	2006	2005
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$14,068	$13,683
Restricted cash	1,224	2,077
Accounts receivable, net of allowance for doubtful accounts of $2,070 and $484 at September 30, 2006 and December 31, 2005, respectively	46,535	44,556
Inventories, net	53,409	43,654
Other receivables	8,946	9,866
Prepaid expenses and other current assets	4,297	3,213

Total current assets	128,479	117,049

PROPERTY AND EQUIPMENT, net	12,709	13,040
RESTRICTED CASH	—	150
IDENTIFIABLE INTANGIBLES	7,112	—
GOODWILL	18,345	—
OTHER ASSETS	760	1,487

Total assets	$167,405	$131,726

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt and capital lease obligations	$25,872	$21,626
Trade accounts payable	61,252	60,053
Accrued expenses	18,572	12,011

Total current liabilities	105,696	93,690

LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS, less current portion	5,660	6,289
OTHER LIABILITIES	1,310	1,813

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:
Preferred stock, $1.00 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.001 par value; 75,000,000 shares authorized; 46,539,077 and 22,613,314 shares issued at September 30, 2006 and December 31, 2005, respectively; and 46,452,777 and 22,527,014 outstanding at September 30, 2006 and December 31, 2005, respectively	47	23
Additional paid-in capital	91,076	58,736
Accumulated deficit	(37,904)	(29,824)
Accumulated other comprehensive income	1,605	1,084
Treasury stock at cost, 86,300 shares	(85)	(85)

Total shareholders’ equity	54,739	29,934

Total liabilities and shareholders’ equity	$167,405	$131,726

PFSweb, Inc. and Subsidiaries
Unaudited Consolidating Statements of Operations
for the Three Months Ended September 30, 2006
(In Thousands)

		Supplies
	PFSweb	Distributors	eCOST	Eliminations	Consolidated
REVENUES:
Product revenue, net	$—	$55,917	$16,676	$—	$72,593
Service fee revenue	15,553	—	—	—	15,553
Service fee revenue, affiliate	1,913	—	—	(1,913)	—
Pass-through revenue	6,254	—	—	(116)	6,138

Total revenues	23,720	55,917	16,676	(2,029)	94,284

COSTS OF REVENUES:
Cost of product revenue	—	50,539	16,360	(10)	66,889
Cost of service fee revenue	12,408	—	—	(640)	11,768
Pass-through cost of revenue	6,254	—	—	(116)	6,138

Total costs of revenues	18,662	50,539	16,360	(766)	84,795

Gross profit	5,058	5,378	316	(1,263)	9,489

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	6,509	2,318	3,560	(1,263)	11,124
STOCK-BASED COMPENSATION	206	—	—	—	206
MERGER INTEGRATION EXPENSE	—	—	486	—	486
AMORTIZATION OF IDENTIFIABLE INTANGIBLES	—	—	204	—	204

Total operating expenses	6,715	2,318	4,250	(1,263)	12,020

Income (loss) from operations	(1,657)	3,060	(3,934)	—	(2,531)
INTEREST EXPENSE (INCOME), NET	(33)	600	(10)	—	557

Income (loss) before income taxes	(1,624)	2,460	(3,924)	—	(3,088)

INCOME TAX PROVISION (BENEFIT)	(711)	932	—	—	221

NET INCOME (LOSS)	$(913)	$1,528	$(3,924)	$—	$(3,309)

EBITDA	$(102)	$3,064	$(3,649)	$—	$(687)

Adjusted EBITDA	$104	$3,064	$(3,163)	$—	$5

A reconciliation of net income (loss) to EBITDA and Adjusted EBITDA follows:

Net income (loss)	$(913)	$1,528	$(3,924)	$—	$(3,309)
Income tax expense (benefit)	(711)	932	—	—	221
Interest expense (income)	(33)	600	(10)	—	557
Depreciation and amortization	1,555	4	285	—	1,844

EBITDA	$(102)	$3,064	$(3,649)	$—	$(687)
Stock-based compensation	206	—	—	—	206
Merger integration related expenses	—	—	486	—	486

Adjusted EBITDA	$104	$3,064	$(3,163)	$—	$5

PFSweb, Inc. and Subsidiaries
Unaudited Condensed Consolidating Balance Sheets
as of September 30, 2006
(In Thousands)

		Supplies
	PFSweb, Inc.	Distributors	eCOST	Eliminations	Consolidated
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$10,686	$2,254	$1,128	$—	$14,068
Restricted cash	340	571	313	—	1,224
Accounts receivables, net	18,180	26,662	3,703	(2,010)	46,535
Inventories, net	—	45,533	7,876	—	53,409
Other receivables	1,000	7,946	—	—	8,946
Prepaid expenses and other current assets	2,747	1,278	272	—	4,297

Total current assets	32,953	84,244	13,292	(2,010)	128,479

PROPERTY AND EQUIPMENT, net	12,091	41	577	—	12,709
NOTE RECEIVABLE FROM AFFILIATE	16,245	—	—	(16,245)	—
INVESTMENT IN AFFILIATE	36,561	—	—	(36,561)	—
IDENTIFIABLE INTANGIBLES	—	—	7,112	—	7,112
GOODWILL	—	—	18,345	—	18,345
OTHER ASSETS	611	—	149	—	760

Total assets	$98,461	$84,285	$39,475	$(54,816)	$167,405

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt and capital lease obligations	$9,592	$16,278	$2	$—	$25,872
Trade accounts payable	6,909	48,874	7,479	(2,010)	61,252
Accrued expenses	9,901	4,091	4,580	—	18,572

Total current liabilities	26,402	69,243	12,061	(2,010)	105,696

LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS, less current portion	5,660	—	—	—	5,660
NOTE PAYABLE TO AFFILIATE	—	6,505	9,740	(16,245)	—
OTHER LIABILITIES	1,310	—	—	—	1,310
COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:
Common stock	47	—	19	(19)	47
Capital contributions	—	1,000	—	(1,000)	—
Additional paid-in capital	91,076	—	28,059	(28,059)	91,076
Retained earnings (accumulated deficit)	(27,554)	5,486	(10,404)	(5,432)	(37,904)
Accumulated other comprehensive income	1,605	2,051	—	(2,051)	1,605
Treasury stock	(85)	—	—	—	(85)

Total shareholders’ equity	65,089	8,537	17,674	(36,561)	54,739

Total liabilities and shareholders’ equity	$98,461	$84,285	$39,475	$(54,816)	$167,405

eCOST.com, Inc.
Selected Operating Data

	Three Months Ended
	September 30,
	2006	2005
Total customers (1)	1,615,730	1,343,989
Active customers (2)	326,530	507,029
New customers (3)	34,124	56,668
Number of orders (4)	51,922	102,022
Average order value (5)	$361	$389
Advertising expense (6)	$436,000	$1,307,000
Cost to acquire a new customer	$12.78	$23.06

(1)	Total customers have been calculated as the cumulative number of customers for which orders have been taken from eCOST.com’s inception to the end of the reported period.

(2)	Active customers consist of the number of customers who placed orders during the 12 months prior to the end of the reported period.

(3)	New customers represent the number of persons that established a new account and placed an order during the reported period.

(4)	Number of orders represents the total number of orders shipped during the reported period (not reflecting returns).

(5)	Average order value has been calculated as gross sales divided by the total number of orders during the period presented. The impact of returns is not reflected in average order value.

(6)	Advertising expense includes the total dollars spent on advertising during the reported period, including Internet, direct mail, print and e-mail advertising, as well as customer list enhancement services.
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